electroCore Provides Select Third Quarter 2022 Financial Guidance

•	Revenue will be approximately $2.0 million; roughly 33% growth over third quarter 2021

•	September 30, 2022, cash and cash equivalents balance of approximately $21.9 million

ROCKAWAY, N.J., October 14, 2022 (GLOBE NEWSWIRE) -- electroCore, Inc. (the “Company”) (Nasdaq: ECOR), a commercial-stage bioelectronic medicine company, today provided select unaudited preliminary financial guidance for the third quarter of 2022.

Financial Guidance
Preliminary unaudited financial guidance for the third quarter of 2022:

Revenue: The Company anticipates reporting third quarter 2022 revenue of approximately $1,976,000. This represents approximately 33% growth over the third quarter 2021 revenue of $1,487,000.

Government Channels: During the third quarter of 2022, the Company expects to recognize revenue of approximately $1,148,000 pursuant to the Department of Veterans Affairs (“VA”) and Department of Defense (“DoD”) originating prescriptions for the Company’s gammaCore® products, compared $946,000 or approximately 21% growth over the third quarter of 2021. 113 VA and DoD military treatment facilities purchased gammaCore products through September 30, 2022, as compared to 96 through the third quarter of 2021.

Commercial: During the third quarter of 2022, the Company expects to recognize revenue of approximately $411,000 from its commercial channels, principally generated by our cash pay initiatives and representing approximately a 160% increase from the third quarter of 2021.

Outside of the U.S.: The Company expects to recognize revenue of approximately $416,000 from its business outside of the U.S. for the third quarter ended September 30, 2022, representing approximately a 9% increase from the third quarter of 2021. International revenue includes approximately $45,000 of license fees pursuant to the previously announced license agreement with Teijin Limited for commercialization in Japan.

Cash Position: The Company ended the third quarter of 2022 with approximately $21.9 million of cash and cash equivalents, compared to $26.6 million as of the end of the second quarter of 2022.

The Company intends to provide a detailed operational and financial update during its third quarter 2022 earnings call in November 2022.

About electroCore, Inc.
electroCore, Inc. is a commercial stage bioelectronic medicine company dedicated to improving patient outcomes through its non-invasive vagus nerve stimulation therapy platform, initially focused on the treatment of multiple conditions in neurology. The company's current indications are the preventive treatment of cluster headache and migraine, the acute treatment of migraine and episodic cluster headache, the acute and preventive treatment of migraines in adolescents, and paroxysmal hemicrania and hemicrania continua in adults.
For more information, visit www.electrocore.com.

About gammaCore™
gammaCore™ (nVNS) is the first non-invasive, hand-held medical therapy applied at the neck to treat migraine and cluster headache through the utilization of a mild electrical stimulation to the vagus nerve that passes through the skin. Designed as a portable, easy-to-use technology, gammaCore is self-administered by patients, as needed, without the potential side effects associated with commonly prescribed drugs. When placed on a patient’s neck over the vagus nerve, gammaCore stimulates the nerve’s afferent fibers, which may lead to a reduction of pain in patients.

gammaCore (nVNS) is FDA cleared in the United States for adjunctive use for the preventive treatment of cluster headache in adult patients, the acute treatment of pain associated with episodic cluster headache in adult patients, and the acute and preventive treatment of migraine in adolescent (ages 12 and older) and adult patients, and paroxysmal hemicrania and hemicrania continua in adult patients. gammaCore is CE-marked in the European Union for the acute and/or prophylactic treatment of primary headache (Migraine, Cluster Headache, Trigeminal Autonomic Cephalalgias and Hemicrania Continua) and Medication Overuse Headache in adults.

gammaCore is contraindicated for patients if they:

•	Have an active implantable medical device, such as a pacemaker, hearing aid implant, or any implanted electronic device

•	Have a metallic device, such as a stent, bone plate, or bone screw, implanted at or near the neck

•	Are using another device at the same time (e.g., TENS Unit, muscle stimulator) or any portable electronic device (e.g., mobile phone)

Safety and efficacy of gammaCore have not been evaluated in the following patients:

•	Adolescent patients with congenital cardiac issues

•	Patients diagnosed with narrowing of the arteries (carotid atherosclerosis)

•	Patients who have had surgery to cut the vagus nerve in the neck (cervical vagotomy)

•	Pediatric patients (less than 12 years)

•	Pregnant women

•	Patients with clinically significant hypertension, hypotension, bradycardia, or tachycardia

For more information, please visit gammaCore.com

Forward-Looking Statements
This press release and other written and oral statements made by representatives of electroCore may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about expectations for revenue and cash used in operations during the third quarter 2022, electroCore’s business prospects and clinical and product development plans; its pipeline or potential markets for its technologies; the timing, outcome and impact of regulatory, clinical and commercial developments; business prospects around treatment of Post-COVID Syndrome or other new markets and other statements that are not historical in nature, particularly those that utilize terminology such as "anticipates," "will," "expects," "believes," "intends," other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore™, the potential impact and effects of COVID-19 on the business of electroCore, electroCore’s results of operations and financial performance, and any measures electroCore has and may take in response to COVID-19 and any expectations electroCore may have with respect thereto, competition in the industry in which electroCore operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov.

Contact:
Rich Cockrell
CG Capital
404-736-3838
ecor@cg.capital